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                                                                      Exhibit 99

             Artesyn Technologies, Inc. Conference Call and Webcast
                           Moderator: Richard Thompson
                                 April 22, 2003
                                   8:30 am EDT

Operator:        Good morning, and thank you for joining the Artesyn
                 Technologies' First Quarter Earnings Release teleconference.

                 I will now turn the call over to the company. Gentlemen, you may begin your conference.

Richard Thompson:  Thank you.

                 Good morning, and thank you for joining us for this morning's conference call. This is Rich Thompson, Artesyn's Chief Financial Officer. And also on the call today is Joe O'Donnell, Artesyn's President and CEO.

                 I should mention that this call is also being broadcast live over the Internet. A replay will be available immediately following the call at www.artesyn.com or by dialing 800-839-0860 through May 7th. The replay pass code is 1028.

                 For those of you who have not yet seen the press release, a copy is available on the major newswire services or for download from our Website.

                 The format for today is similar to previous calls. I will provide a overview of the financial results for the quarter followed by a business review from Mr. O'Donnell. We will then open up the call for a 30-minute question and answer period.

                 Before we begin I would like to point out that today's call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Listeners are cautioned that these forward-looking statements may differ materially from actual future events or

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              results. Please refer to our most recent 10-K, which was filed on
              March 26th for a list of important risk factors that could affect future results.

              I will now begin our financial overview. Revenue for the first quarter was $81.9 million versus $90.5 million in Q1 of 2002 or a 9.5% reduction year-on-year. Sequentially revenue was 2% below Q4 levels of $83.4 million.

              As reported, power conversion sales were down 3% from last quarter while sales at our single board business rose 8% sequentially as a result of bundled hardware and software sales to wireless infrastructure customers.

              Orders in the first quarter totaled $87 million, yielding a book to bill ratio of 1.06. This was slightly ahead of expectations and 2% higher than Q4 orders of $85 million. It was also the third consecutive quarter of increasing order activity and the largest order quarter since Q1 last year.

              While customer lead times from order to shipment remain short, we did see an increase in backlog to $78 million or 7% above Q4 2002. Approximately $73 million of this backlog is scheduled for shipment in the current quarter.

              As reported, the net loss per share for the quarter was $0.13 excluding charges and one-time items. This was slightly better than the analysts' consensus and 2% better than the fourth quarter of 2002.

              During the quarter we recorded a total of $2.1 million in previously announced pre-tax restructuring charges and an additional $600,000 charge to interest expense to retire debt issuance costs replaced by the recently announced credit facility. Including the impact of all charges, the net loss was $7.5 million or $0.19 per share in the first quarter, which was level with the year ago quarter, which incidentally had 12.5% greater revenue volume.

              As required, the earnings release includes an EPS reconciliation from the GAAP loss of $0.19 per share to the $0.13 share loss excluding charges.

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              We continue to implement our restructuring and cost reduction actions that were initiated last year resulting in an improving cost profile. Gross margin in the first quarter improved to 16.4%, up approximately 2% from Q4 2002 excluding inventory charges. This compares favorably to gross margin of 12.4% in the year ago quarter.

              We still have significant room for improvement, however, as factory utilization in the quarter remained relatively low at nearly 50%. Looking forward, we expect factory utilization and gross margin to improve throughout the year, first with the closure of Kindberg, Austria facility last week and then the closure of the Youghal, Ireland facility scheduled for September of this year.

              Total operating expenses excluding charges and one-time items were $18.1 million in the first quarter, which was slightly better than Q4 last year. Net interest expense in the quarter was $1.7 million and $1.1 million excluding the write-off of debt issuance cost. This is down from Q4 primarily due to the lower debt levels. And we anticipate that net interest expense will be $800,000 to $900,000 per quarter going forward.

              The effective tax rate benefit as reported was 12.1% and lower than our prior estimate of 15% due to larger losses in foreign jurisdictions requiring tax valuation allowances.

              Turning to the balance sheet, we continue to make progress in reducing working capital and lowering debt. During the first quarter we generated positive cash flow from operations despite an increase in accounts receivable. Receivables level grew by nearly $2 million in the quarter due to heavy shipments in March. As a result, DSO increased from 47 days in Q4 to 50 days.

              Inventory continued to decline during the first quarter to $53.6 million, a $2 million reduction from Q4. Inventory has improved to
              4.6 turns versus only 2.9 turns a year ago. But we still have opportunity in this area and are targeting turns of greater than 6 by year-end.

              Total working capital at the end of the quarter was $78 million with a current ratio of 1.8. Capital expenditures were $1.1 million for the quarter. But we expect capital

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                 requirements to grow modestly as we replace older equipment and acquire equipment required for new production ramp ups.

                 As previously announced, during the first quarter we signed a new five-year $35 million revolving line of credit with Fleet Capital Corporation. The new asset-backed line replaces the company's $40 million syndicated revolving credit facility, which was due to expire in March 2004. We utilized approximately $12.5 million of cash to bring the outstanding balance on the facility to $10.5 million drawn at closing.

                 At quarter end, debt less cash was approximately $5.6 million. And with a cash balance of $52 million at quarter end our balance sheet and liquidity continues to strengthen as our P&L profile improves.

                 I will now turn the call over to Joe for a business review.

Joseph O'Donnell:  Thank you, Rich. Good morning.

                 I will first discuss the quarter's performance. Following that, I'd like to comment on our progress in the three primary areas of near-term company focus, as discussed with you in the last conference call, revenue growth, balance sheet improvement, and profitability. And as always, we'll leave time at the end for questions.

                 In the first quarter we continue to experience revenue stability, which began at the end of 2002. Sales in the first quarter were relatively consistent with last year's fourth quarter declining by only 2%. We were encouraged by the revenue increase in our embedded computer business and the increasing sales of power into 2.5G wireless infrastructure and ADSL applications.

                 Our single board computer company began to realize meaningful revenue from integrated hardware and software sales during the quarter. These software intensive products produce higher margins than stand-alone hardware. As I will discuss later, current performance is supportive of our long-term strategy of providing integrated product solutions.

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                 Likewise, sales of power products for ADSL and 2.5G wireless applications improved in the quarter while the server and storage market continued to show stability. Overall, sales from the wireless increased to 24% of total revenue; server storage was 50%; carrier enterprise networking was 8%; access 2% of sales; and we're pleased to say that distribution grew to 16% of our total revenue.

                 We are also pleased with the level of incoming orders in Q1. Bookings were at the highest level since the first quarter of 2002 resulting in a backlog of $78 million, likewise the highest level since the first quarter of 2002.

                 Backlog scheduled for shipment during the second quarter covers approximately 85 to 95% of anticipated revenue. We have not experienced this level of coverage in some time and consider it to be another indication that our revenue situation has stabilized as well as a reaffirmation of our strategic decision to maintain our investment focus on the communications market. As many of you know, we continue to believe that, as our target markets rebound, communication will once again account for the highest growth sector within electronics.

                 During the first quarter we were awarded 14 major design wins, putting us on track for achieving our goal of 55 to 65 for the year. We also won 55 smaller programs each valued at less than $500,000 in annual revenue.

                 Artesyn continues to be a leader in product development investing 10% of sales in the first quarter. New products coming from this investment will be major contributors to future revenue growth.

                 During the quarter we announced the introduction of the new Typhoon family of high-density DC/DC converters. The Typhoon family establishes new density benchmarks for the industry providing best-in-class performance in output current, efficiency, height, and cost. The Typhoon eighth brick is the only 40 amp eighth brick product in the market available for shipment. The complete family of products is scheduled to be available by year-end.

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                 Likewise we announced that our new integrated SpiderWareNP product has won the Product of the Year Award given by Internet Telephony Magazine. The network processor based 3G application is a continuation of our strategy to provide integrated hardware and software solutions.

                 In addition, we had a significant order for another integrated product, the SS7. This order is further evidence that our investment in integrated product solutions is beginning to pay dividends.

                 Signs of our progress towards profitability are evidenced in the improvement in gross margin percent in Q1 compared to the fourth quarter. The increase is the result of cost savings initiatives put in place last year and a favorable product mix. We are beginning to experience the positive effects of factory utilization resulting from the April closure of the Austrian manufacturing facility. The Irish factory is on track to be closed in the third quarter.

                 Lastly, we achieved our liquidity objective in Q1 with the announcement of a new five-year credit facility. As Rich indicated, this new credit agreement with Fleet Capital strengthens our balance sheet and provides an important source of working capitals as end markets rebound.

                 Our strategy of focusing on cash continues to contribute to an improving balance sheet. Although receivable levels rose slightly due to high levels of shipments skewed to the end of the quarter, inventory levels continue to fall. And as a result, we have generated positive operating cash flow for eight quarters in a row.

                 Importantly, we have implemented the necessary process improvements and disciplines internally to keep the organization focused on cash. Looking to the balance of the year, we expect to fund a significant portion of our previously announced restructuring actions over the next two quarters, which may result in lower cash balances in the near-term that should be recovered by year-end.

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                 Total debt less cash has decreased to less than $6 million, significantly reducing dependence on bank debt. We have lowered borrowing from $69 million in the first quarter of `02 to $10.5 million in the first quarter of `03.

                 With a greatly improved balance sheet and relative stability in our end markets, actions announced in December to further reduce break even and restore profitability are well underway. We continue to expect to begin realizing the significant benefits of these actions during the second quarter when the closure of the Austria facility is finalized continuing to the September closure of Ireland. This should result in an increase in capacity utilization from about 50% today to 70% in Q4 and an associated increase in gross margin. Assuming our current outlook for a flat to modestly increased quarterly revenue, our target remains to be profitable on the net income line in the fourth quarter.

                 In conclusion, we believe that Artesyn is on track to achieve the near-term strategic objectives discussed earlier. First, we believe our visibility is improving and that revenue has stabilized. Second, we are well on our way to returning to profitability as we execute capacity consolidation and cost reduction initiatives. And third, we have significantly improved our financial profile to provide working capital to service our customers as the end markets improve.

                 I will now turn the conference call over to questions.

Operator:        Your first question comes from Hadek Doshi of Lehman Brothers.

Hadek Doshi:     I just had a quick question regarding the revenue guidance. You had guided to flat to modestly up. But considering that you were encouraged by your book-to-bill ratio I was wondering what was your rational behind the guidance?

Joseph O'Donnell: Well, I believe that maybe the best way to characterize it is looking at the last two years we've experienced in our end market. We believe that the most appropriate approach is to be prudent in discussing anticipated performance. We think you'll clearly see improved profitability performance through gross margin. And then

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                 taking the cautious approach, which would be flat or a slight increase in revenue, is probably the most appropriate.

Hadek Doshi:     All right. And I was wondering if you'd give us
                 some more color on what are you seeing with the communications market. I know you said that you're stabilizing. Do you see any uptick towards the latter half of the year?

Joseph O'Donnell: Where we're seeing a definitive improvement over anticipated demand is in 2.5G wireless. This is where customers at the operating level have chosen, in many cases, not to make the major investments in 3G at this point for entirely new systems, but to offer enhanced services for their customer base through 2.5G, which is an incremental investment. So we've benefited from that - I think I'm correct in saying without an exception we're designed into all the major company's 2.5G systems.

                 So in the telecom side, that would be the area. In the computing marketplace the server business seems to have a positive uptick, but in the single digit percentages.

Hadek Doshi:     Okay, great. And just a housekeeping - could you tell me how much cash flow from operations was this quarter?

Richard Thompson:  Cash flow from operations or net operating cash flow was
                   $507,000.

Hadek Doshi:     And how much was your top 5 and top 10 customers?

Richard Thompson: The top 10 customers were approximately 70% of revenue for the quarter, which is down slightly from Q2 a year ago and about level with the 2002 numbers overall. The top 10 customers again were approximately $58 million for the company.

Hadek Doshi:     Okay. And the top five customers you still expect this year to be Cisco, Dell, HP, Nokia, and Sun?

Richard Thompson: Well, those would be in the mix. I think the names you'd want to make sure you included would be HP, Sun, Dell, IBM, and Nokia. There's a number of them that'll be close in revenue. It's hard to say which ones might fall in the top five.

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Operator:        Your next question comes from John McManus with Needham and
                 Company.

John McManus:    When you look at the rise in gross margin percentage, what was the split between mix and the restructuring savings?

Richard Thompson: Mix was approximately level based on the revenue volume. Most of the savings were from restructuring activity and lower warranty costs.

John McManus:    And could you give us a feel for tax rate, first while you're losing money and then, when you return to profitability, what would you anticipate the tax rate to be?

Richard Thompson: We said today the benefit we're recording is approximately
                 12%. I think we'll continue to be in that range for the rest of the year. When we return to profitability, which should be in the fourth quarter, our tax rate, depending on jurisdiction, should be approximately 28 to 30%, as it was in the past. Obviously the cash out number will be different with tax assets available to cover the tax liability.

John McManus:    The wireless sector grew nicely. What customers drove the
                 wireless sector?

Joseph O'Donnell:  It would be Motorola, Nokia, and Lucent.

John McManus:    And in the...

Joseph O'Donnell: I'm sorry, also Nortel. It was, as I mentioned earlier, that we are designed into all of the 2.5G designs for market leaders, although there may be a possible exception. And each of these companies seems to be doing a bit better in that product area than they had anticipated. So we're benefiting from that and would expect to continue to.

John McManus:    And in the server and storage sector, are you starting to see traction from new wins like EMC?

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Joseph O'Donnell: We're definitely starting to see traction from new wins in the server side. And we would expect by year-end to see traction in the storage side from new customers. The volumes currently are still in the introductory level.

John McManus:    And you had indicated there that you felt that the new Typhoon series could represent as much as 40% of revenue in the power conversion total revenue this year. Is that still your thinking as far as their success?

Joseph O'Donnell: We may have miscommunicated that as far as the Typhoon series.
                 I would think what you said is not far off for DC/DC, of which Typhoon is the new flagship line. But the Typhoon products themselves will not account for that much revenue simply because, as you well know, of the gestation period from introduction to volume shipment. But your point is valid that DC/DC will be increasing significantly - we think - increasing percentage of our business as much as 40%.

John McManus:    And my last question - you anticipated that the entire point of load sector there could possibly double from roughly around $40 million generated last year in revenue. Is that still your current thinking based on what you see?

Joseph O'Donnell: Now when I talk about point of load, we include that in our total DC/DC because that's a subset. So first of all it would be a part of the 40%. And we do expect to see significant growth in point of load this year, yes.

Operator:        Your next question comes from Steve Smigie with Raymond James.

Steve Smigie:    Just following up on a couple of those questions particularly with the Typhoon, I was hoping you could comment on some possible design wins just in general you may have seen there with the eighth versus quarter brick for the new Typhoon products?

Joseph O'Donnell: We have a lot of the Typhoon products under evaluation now for significant applications - significant meaning high volume. There have been a number, but not many at this point, of commitments from customers for volume shipment in the telecom optics area, first, fiber optics and then a large ADSL application.

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                 So, if I'm not mistaken, we've had two large customer
                 commitments, possibly three and a significant number of what we characterize as in our sales funnel. That means they're qualified, under evaluation.

                 And then the next step is what we characterize as best few. And there are a number of them in that category as well. So we're actually quite pleased with the market acceptance.

                 Something we're experiencing though, Steve, is customers were actually surprised by the performance parameters of this product and its size and the power that it's able to deliver. So it's caused some of them to rethink their approach to their architectures. And that's taking a little longer than just if we had introduced a me too product. But the fact that nobody's even close to that kind of performance parameter at this point we think will give us a long-standing advantage.

Steve Smigie:    You mentioned IBM as one of your customers that's an up and coming for the wireless. I'm hoping you might be able to give a little more color on how that relationship's going.

Joseph O'Donnell: Well, you know, without providing too much competitive detail because I know our competitors listen on these calls as well, the IBM relationship is progressing very well for us. We're extremely satisfied with it. We would expect that they're going to be a top five customer for us this year in a number of categories that initially started with one application in the server area - high volume - and has expanded into some others now.

Steve Smigie:    Okay. And then with regards to your board business, obviously you did pretty well this quarter. I was wondering if that's something you expect to see the sort of levels going forward and what specific programs you might hope to gain with that as well?

Joseph O'Donnell: They've done an extremely good job in the board business of penetrating the wireless market, both the 2.5G, which I talked about a little while ago, and the 3G. So we do expect to see their revenue experience growth throughout the year, probably at a higher rate than the company in total.

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                 I mentioned about the integrated product offering. While other companies do that, it does change the competitive landscape significantly for them because many fewer of their competitors offer integrated products, meaning software and hardware in one package. So that's helped differentiate them as well. But we're quite optimistic in our expectations for them this year.

Steve Smigie:    Okay. And just wondering if you guys had any thoughts yet on the Vicor announcement from a couple days ago of the new
                 "paradigm shift". And I know they haven't really put a product out there yet for you guys to evaluate. But I'm just wondering if you had any sort of off the cuff comments.

Joseph O'Donnell: It's not appropriate to talk about a competitor's announcement, you know, from my perspective anyway. We've not seen any products. I'm not sure there's any available. So it's not clear to me at all what a "paradigm shift" actually means.

                 Vicor is a fine company. It's one that, however, we don't see too much of as a competitor in our market sectors, which are more oriented towards high volume. They spend most of their time in industrial and medical kinds of markets.

Operator:        Your next question comes from Craig Irwin with First Albany.

Craig Irwin:     Good job on improving the gross margins. You know, I've seen we haven't had gross margins at these levels since back in the severe fall off that everybody saw back in the beginning of 2001.

Joseph O'Donnell:  Thank you.

Craig Irwin:     I wanted to ask a couple questions about the cost of goods sold and how the closure of your two facilities, the one in Austria and the one in Ireland will affect your cost structure over the next couple quarters. Can you talk a little bit about that?

Richard Thompson: Sure. Basically, we're taking capacity out. We talked about utilization. We're currently at 50%. And the closure of these two plants will allow us to operate at


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                 today's revenue levels at approximately 70% utilization. That alone will generate higher gross margins throughout the year as that capacity is eliminated.

                 Today that cost is inefficiencies that are included in the cost of sales.

Craig Irwin:     Okay. And then I guess the next question I have is what
                 approximate percentage of the cost of goods sold or how would you characterize the contribution of these two facilities to this quarter's cost of goods sold? Would it - you know, if we were to do the match book calculation and go back using your statements about, you know, 50% going towards 70% capacity utilization, would that be an accurate - would we arrive at an accurate number?

Richard Thompson: Yes - let me try to answer a little differently. The savings that we expect -- remember, these products are being transferred to other low cost facilities, but those facilities will still incur direct labor, obviously, with the products. We expect the material cost to be a bit lower because of the sourcing in both Hungary and China.

                 And the key difference to us is in manufacturing overhead. So with the closure of those plants, we expect Kindberg to generate an additional approximately $2 million cost reduction per quarter in operating cost.

                 And likewise when Ireland is finally closed. By the way, we are keeping a design center open in Ireland of approximately 65 employees and a customer service organization, as Joe points out.

                 But when the Irish plant is closed, we will save approximately $1.5 million to say $1.8 million a quarter.

Craig Irwin:     Okay.

Richard Thompson: So together you're looking at between $3.5 and $4 million of savings per quarter going forward with the elimination of capacity.




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Craig Irwin:     Okay, and just to be sure, that's not only reduction of
                 overhead, but that's local sourcing material?

Richard Thompson: That's correct. That's a little lower cost of material through the local sourcing and a reduction of the factory overhead, like the building, the excess equipment and the indirect labor.

Craig Irwin:     Okay. And then would you still say that your raw materials as a percentage of cost of goods sold is roughly 70%?

Richard Thompson: Yes, I think that's still a good benchmark. It fluctuates obviously product by product. Our new point of load in our DC to DC product offerings marketed as Typhoon have a little bit higher component cost as you would expect and lower labor cost and a little bit higher overhead cost because of the amount of SMT equipment that's utilized.

                 So I think over the next few years you will see that change a bit.

Craig Irwin:     Okay great. And then just switching gears, the news out of
                 Cisco in the last quarter that they're going to consolidate their supplier base and that we're looking at a significantly reduced number of power supply vendors. Can you guys comment about the Cisco relationship but whether or not you're included in those vendors that are going to be supplying Cisco going forward?

Joseph O'Donnell: We've been a long-standing supplier to Cisco. And we would anticipate continuing that relationship. I'm somewhat hesitant in how I phrase this because they're the customer, and they'll make their own management judgments.

                 But we would expect Cisco to remain one of our major customers in going forward as they currently are today. We think we have a good relationship with Cisco.

Craig Irwin:     Okay, excellent. And then my last question is there any update on the relationship with Bruce Cheng and Delta if you could just talk about the collaborative R&D that you're doing?



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Joseph O'Donnell: Yes, I think we're actually progressing quite well. I'm little disappointed you haven't seen a news release on it yet. But I would say you will shortly related to some license agreements and products that we've designed. And then either it's a part of that same release or a separate one, a joint development of the new technology area which both sides would then share in equally.

                 So I think we've - well, let's back up from that. It's taken a bit longer than I might have expected a year ago. I do believe we've made tremendous progress in the meantime and that we've got real traction going now.

Craig Irwin:     Okay, and do you have an update for us on the amount that
                 Delta's contributed toward the collaborative research? I mean is there a dollar amount spent or something you can share with us?

Joseph O'Donnell: Well I think the first phase of this collaboration is Delta evaluating and making decisions about our technology and a judgment that it was a technology they might be able to sell into some of their marketplaces and consequently sign into a royalty agreement where we get a percent of all their sales.

                 So the first stage is not a significant engineering investment outside the evaluation investment.

                 The next stage would be far more significant where both companies if you will, put a group of real smart engineers into a room and have them implement through technology marketing's direction on the next generation of power.

Operator:        Your next question comes from Todd Cooper with Stephens Inc.

Todd Cooper:     Rich, can you discuss the linearity or I guess lack thereof of orders in revenue as you progress through the first quarter?

Richard Thompson: Okay, I think as we mentioned in our receivable comment, we saw more shipments at the end of the quarter. I think that indicated to us and in some cases as


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                 mentioned by our customers that everyone seems to be running their inventories on a need basis versus any shelf stock.

                 So we saw more orders than what we had anticipated in order shipments in the quarter. And coming out of the quarter we were pleased with the backlog increase because that indicated to us that sell-through is indeed very active and there's very little shelf stock.

                 We did deliver all requested customer delivery dates or we met all of those at quarter so that backlog is a true backlog. We're pleased by that because we haven't seen that in quite a few quarters.

Todd Cooper:     So you saw no evidence that the war slowed things down?

Richard Thompson: I can't comment on that. It may have happened in some of the computing pulls. We had expected them to be a little higher in the second half of March. And we did see those sales slightly down versus our expectations, but I don't know if that was customers adjusting inventory to demand and if it was due to the war or some other factor.

Todd Cooper:     Okay, what products are designed to the 2.5 GE equipment?

Joseph O'Donnell: The products are what we would call silver boxes. That may be an AC to DC or a large DC to DC, not the board and not the board mounted type, the single board computers and to a smaller extent as far as dollar volume, some DC to DC bricks. And the reason it's smaller is customers in that sector are just beginning to go to the distributed power approach.

Todd Cooper:     Okay, and one last one if I may, have you given guidance for operating expenses going forward?

Richard Thompson: No we haven't. But at the $18.1 million level as Joe shared with you, he expects to continue to fund research at about a 10% level as we continue to invest in new products. And I would think that while you'll see some modest improvements in operating expenses, they won't be a step function.

Todd Cooper:     Okay, thank you very much.

Joseph O'Donnell: Todd and others on the call, what I would say - you know, and part of my job is to spend a lot of time with customers which I attempt to do. And last week I was with several of the largest wireless companies in Europe.

                 When they're looking at their supply base, they're very prudent on determining who they believe will be in business in the future. And that's one of the things that drove us towards the focus on cash. So they're very comfortable that Artesyn has a strong balance sheet. That part's positive.

                 Equally positive relative to competition I'm talking about, equally positive is our investment rate in technology. And then even if they don't use the products they're seeing coming out of it, the fact that it establishes technology leadership in point of load, isolated, non-isolated or in the new high density Typhoon products.

                 So I think, you know, from a financial community perspective, people could say, "why are you investing this kind of money in research and development?" Aside from the obvious reasons, it really is differentiating us from competition.

                 The other factor you asked about Todd, which I think is a good point is back end loading if you will, of a quarter. It doesn't seem to matter if I'm talking to our storage server or telecom and wireless customers. They're all commenting that through the last two years they've seen a steady trend toward more revenue than the typical 4, 4, 5 would suggest in quarterly revenue, more revenue into the third month of a quarter.

                 And I think that talking to other companies at our level in the channel, the subsystems or the system companies, you're probably going to hear more and more of that that quarter have become more back end loaded.

Todd Cooper:     Any ideas as to what's caused that?

Joseph O'Donnell: You know, that's a really good question. I think there's a lot of pressure points on companies simply to attempt to accomplish what's expected of them from the measurement points. And the measurement points are quarterly if you're a North American public company. I'm not sure if it's anymore scientific than that Todd.

Operator:        You have a follow-up question from Craig Irwin with First
                 Albany.

Craig Irwin:     Just another question about VMI and your customers that are using VMI. What percentage of your sales when through VMI in the quarter?

Joseph O'Donnell: If you said it was about 65%, 70%, you'd be in the ballpark.
                 And the reason it's not an exact number, there are some companies like a Dell that it's always through VMI. There are other companies like a HP or a Sun that it gets to VMI, but they go through the product ramp-up phase before they do that. Or if it's small volumes, they don't use VMI because VMI's harder to manage for customers in exposure as products go end of life or don't sell. So 65%, 70% is a good rule of thumb.

Craig Irwin:     Okay, and do you expect this to change significantly, you know, in the next couple quarters?

Joseph O'Donnell: I think it already has changed. And this I much higher than it used to be. And this is the level we'll probably be managing our business at.

Operator:        Your next question comes from Bill Nasgovitz with Heartland
                 Inc.

Bill Nasgovitz:  Could you give us just a...I guess what you're most excited about and then your biggest worry these days just business-wise Joe?

Joseph O'Donnell: Okay, what I'm most excited about are - is the reception we're getting in the marketplace from our new product offerings in point of load which have gone - we've been in this business for, you know, a few years now, almost a pioneer -- not quite -- and it's become very important to us.

                 But now there's been a major technology jump to a non-isolated approach. And clearly if we're not the leader, we're very close to it.

                 So that's exciting. I have never been as enthused about a product offering as the new Typhoon line. I've been amazed at the reaction of some real tough customers about the technology of these products. So those two things in the product areas have me very, very enthused.

                 I think what I worry about the most, it's not our cost reduction programs. We can manage those. It's not our management of the cash and the cash aspects of the business. We can do that. It's the customer revenue stream.

                 And while we've talked about seeing stability -- and, you know, I always ask questions with this kind of backlog and coverage, why aren't you talking about higher revenue? It's an obvious question.

                 From the two years we've been through and our whole market sector's been through, you can't help but almost be paranoid about revenue streams.

                 So that would be my biggest concern.

Operator:        At this time there are no further questions.

Richard Thompson: Thank you for joining us today. We appreciate your continued
                 interest in Artesyn and support. And we look forward to meeting you again during the quarter if we have those opportunities and certainly at our second quarterly call in July. Thank you very much.

Operator:        This concludes today's Artesyn First Quarter Technology Earning
                 Release teleconference.

                                       END